UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Myriad Genetics, Inc.

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MYRIAD GENETICS, INC.

October 13, 2005

Dear Stockholder,

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Myriad Genetics, Inc. to be held at 9:00 a.m., MST, on Thursday, November 10, 2005, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. The attached notice of annual meeting and proxy statement describe the business we will conduct at the Annual Meeting and provide information about Myriad Genetics, Inc. that you should consider when you vote your shares.

At the Annual Meeting, three persons will be elected to the Board of Directors. We will also seek stockholder approval of an increase in the aggregate number of shares for which stock options may be granted under our 2003 Employee, Director and Consultant Stock Option Plan. In addition, we will ask stockholders to ratify the selection of KPMG LLP as our independent registered public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Peter D. Meldrum
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY CARD PROMPTLY.

MYRIAD GENETICS, INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME:          9:00 a.m. MST

DATE:         Thursday, November 10, 2005

PLACE:       The offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108

PURPOSES:

1.	To elect three members to the Board of Directors to serve 3-year terms expiring in 2008.

2.	To approve a proposed amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 1,700,000 shares.

3.	To ratify the selection of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2006.

4.	To consider any other business that is properly presented at the Annual Meeting and any adjournments thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Myriad Genetics, Inc. common stock at the close of business on September 23, 2005. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Richard M. Marsh
Secretary

October 13, 2005

MYRIAD GENETICS, INC.

320 WAKARA WAY

SALT LAKE CITY, UTAH 84108

(801) 584-3600

PROXY STATEMENT FOR THE MYRIAD GENETICS, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Myriad Genetics, Inc., is soliciting your proxy to vote at the 2005 annual meeting of stockholders to be held at our offices, 320 Wakara Way, Salt Lake City, Utah 84108, on Thursday, November 10, 2005, at 9:00 a.m., MST, and any adjournments of the meeting. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

On October 13, 2005 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with the proxy statement, our 2005 annual report, which includes our financial statements for the fiscal year ended June 30, 2005. You can also find a copy of our 2005 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.myriad.com.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on September 23, 2005 are entitled to vote at the annual meeting. On this record date, there were 30,945,935 shares of our common stock outstanding and entitled to vote. Myriad Genetics, Inc. common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust, or you have stock certificates, you may vote by mail or in person. If by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	By mail. Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the three nominees for director;

•	“FOR” the amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 1,700,000 shares; and

•	“FOR” ratification of the selection of KPMG LLP as our independent registered public accountants for our fiscal year ending June 30, 2006.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above, only your latest Internet or telephone vote will be counted;

•	notifying our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the discretionary authority to vote your unvoted shares on both Proposals 1 and 3 even if it does not receive instructions from you. We encourage you to provide voting instructions. Banks, brokers and nominees do not have discretionary authority to vote unvoted shares on Proposal 2. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Approve Amendment to Increase the Shares Available Under Our 2003 Employee, Director and Consultant Stock Option Plan	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Myriad Genetic, Inc. 2003 Employee, Director and Consultant Stock Option Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal, therefore, any shares not voted by a customer will be treated as a broker non-vote, such broker non-votes will have no effect on the results of this vote.

Proposal 3: Ratify Selection of Auditors	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of independent auditors. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2006, our Audit Committee of our Board of Directors will reconsider its selection.

Who Will Bear the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How Many Shares Must be Present in Order to Hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. If a quorum is not represented at the meeting, the meeting cannot take place. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 1, 2005 for (a) the executive officers named in the Summary Compensation Table on page 14 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder that we know to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of September 1, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 30,897,238 shares of common stock outstanding on September 1, 2005.

	Shares Beneficially Owned (1)
Name and Address**	Number	Percent
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	3,762,000	12.2%

Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, New York 10019	2,093,800	6.8%

Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust (4)	1,991,398	6.4%
Level 4, 55 Harrington Street Sidney NSW 2000, Australia

Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	1,926,000	6.2%

Mark H. Skolnick, Ph.D. (6)	1,087,058	3.5%

Peter D. Meldrum (7)	726,327	2.3%

Adrian N. Hobden Ph.D. (8)	588,911	1.9%

Gregory C. Critchfield M.D. (9)	483,498	1.5%

Jay M. Moyes (10)	433,137	1.4%

Walter Gilbert, Ph.D. (11)	180,940	*

Arthur H. Hayes, Jr., M.D. (12)	145,000	*

Linda S. Wilson, Ph.D. (13)	87,500	*

Robert S. Attiyeh (14)	33,000	*

John T. Henderson, M.D. (14)	32,000	*

Dennis H. Langer, M.D., J.D. (15)	30,000	*

All current executive officers and directors as a group (16 persons) (16)	4,755,695	13.7%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

(1)	Attached to each share of common stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.
(2)	This information is based solely on a Schedule 13G filed on February 11, 2005 with the Securities and Exchange Commission. T. Rowe Price Associates, Inc. has sole voting authority over 592,100 of the shares and sole authority to dispose of all of the shares.
(3)	This information is based solely on a Schedule 13G filed on February 1, 2005 with the Securities and Exchange Commission. Royce & Associates, LLC has sole voting authority over and sole authority to dispose of all of the shares.
(4)	This information is based solely on a Schedule 13G filed on January 11, 2005 with the Securities and Exchange Commission. Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust has sole voting authority over and sole authority to dispose of all of the shares.
(5)	This information is based solely on a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission. Wellington Management Company, LLP has shared voting authority over 1,754,800 shares and shared authority to dispose of all of the shares.
(6)	Includes shares held directly by Dr. Skolnick and his wife and shares held by a family limited partnership of which Dr. Skolnick is a general partner. Also includes 531,996 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(7)	Includes 461,887 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(8)	Includes 544,024 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(9)	Includes 439,778 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(10)	Includes shares held directly by Mr. Moyes and his children. Also includes 416,999 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(11)	Includes 22,970 shares of common stock owned by Dr. Gilbert’s wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 145,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(12)	Includes 135,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(13)	Includes 86,400 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(14)	Includes 30,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(15)	Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005.
(16)	See Notes 6-15 above. Also includes 912,676 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2005 held by other executive officers.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term which expires at the upcoming Meeting (the “Class III directors”); Robert S. Attiyeh and John T. Henderson, M.D. constitute a class with a term ending in 2006 (the “Class I directors”); and Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending in 2007 (the “Class II directors”).

On September 14, 2005, our Board of Directors voted to nominate Dr. Gilbert, Dr. Hayes and Dr. Langer for election at the annual meeting for a term of three years to serve until the 2008 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices at Myriad, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME	AGE	POSITION WITH MYRIAD
John T. Henderson, M.D.	61	Chairman of the Board of Directors
Walter Gilbert, Ph.D.	73	Vice Chairman of the Board of Directors
Peter D. Meldrum	58	President, Chief Executive Officer, Director
Mark H. Skolnick, Ph.D.	59	Chief Scientific Officer, Director
Robert S. Attiyeh	71	Director
Arthur H. Hayes, Jr., M.D.	72	Director
Dennis H. Langer, M.D., J.D.	54	Director
Linda S. Wilson, Ph.D.	68	Director

John T. Henderson, M.D. has been a Director of Myriad since May 2004 and Chairman of the Board of Directors since April 2005. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for the Europe, U.S. and International Pharmaceuticals groups at Pfizer. Dr. Henderson earned his bachelor’s and medical degree from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.).

Walter Gilbert, Ph.D., Vice Chairman of the Board of Directors, joined Myriad as a founding scientist and Director in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. Dr. Gilbert currently is a Carl M. Loeb University Research Professor emeritus at Harvard University and serves on the Board of Directors of Memory Pharmaceuticals Corp., and as a General Partner of BioVentures Investors II Investment Fund.

Peter D. Meldrum has been a Director of Myriad since its inception in May 1991 and has been our President and Chief Executive Officer since November 1991. Prior to joining us he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received a honorary Doctorate in Science from Westminster College, an M.B.A. from the University of Utah in 1974 and a B.S. in Chemical Engineering from the University of Utah in 1970.

Mark H. Skolnick, Ph.D., a scientific founder of Myriad, has been a Director since our inception in 1991 and has served as Chief Scientific Officer since 1997. Dr. Skolnick was also our Executive Vice President of Research and Development from our inception in 1991 through July 2000. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. in Economics from the University of California at Berkeley in 1968.

Robert S. Attiyeh joined Myriad as a Director in December 2003. Mr. Attiyeh has been a manager of Beacon Hill Properties, LLC, a real estate investment firm, from 1998 to the present. Mr. Attiyeh served Amgen as its Chief Financial Officer and Senior Vice President, Finance and Corporate Development from 1994 to 1998. Prior to joining Amgen, he was a director of McKinsey and Company, a management-consulting firm, from 1967 to 1994. He served as a Director of the Federal Reserve Board of San Francisco from 1987 through 1992, and Chairman of the Federal Reserve Board’s Audit Review Committee from 1988 through 1992. He received his MBA from Harvard University in 1961 and his bachelor’s degree in electrical engineering from Cornell University. Mr. Attiyeh currently serves on the Board of Directors of International Rectifier Corporation.

Arthur H. Hayes, Jr., M.D., a Director of Myriad since November 1992, served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and COO of Mediscience Associates. From 1986 to 1991, Dr. Hayes served as the President and CEO of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes serves on the Board of Directors of Tapestry Pharmaceuticals, Inc. and Celgene Corporation. He also serves on the Board of Directors of the Macy Foundation and is the Chairman of the Council on Family Health.

Dennis H. Langer, M.D., J.D., has been a Director of Myriad since May 2004. Since August 2005, Dr. Langer has served as Managing Partner of Phoenix IP Ventures. From January 2004 to July 2005, Dr. Langer served as President, North America for Dr. Reddy’s Laboratories, Inc. From September 1994 until January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline, and its predecessor, SmithKline Beecham, including most recently as a Senior Vice President of Research and Development. He has a broad base of experience in innovative R&D companies such as Eli Lilly, Abbott and GD Searle. He is also a Clinical Professor at the Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer has earned a J.D. (cum laude) from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University. Dr. Langer currently serves on the Board of Directors of Cytogen Corporation and Sirna Therapeutics, Inc.

Linda S. Wilson, Ph.D., a Director of Myriad since October 1999, served as President of Radcliffe College, Cambridge, MA from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. She served seven years as a Trustee and three years as an Honorary Trustee of the Massachusetts General Hospital, and six years on the Board of Visitors of the University of Wisconsin College of Letters and Science. She served on the Boards of Directors for INACOM, Inc. and ICANN (the Internet Corporation for Assigned Names and Numbers) until June 2003. She is also a Trustee of Tulane University, a Trustee of the Murphy Foundation, a Director of Friends of the DaPonte String Quartet, and a member of the Dean’s Council of Newcomb College. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. from Newcomb College, Tulane University.

Our Board has determined that the following members of the Board qualify as independent under the definition promulgated by the Nasdaq Stock Market: Mr. Attiyeh, Dr. Gilbert, Dr. Hayes, Dr. Henderson, Dr. Langer, and Dr. Wilson.

Committees of the Board of Directors and Meetings

Meeting Attendance.    During the fiscal year ended June 30, 2005 (“Fiscal 2005”) there were five meetings of the Board of Directors, and the various committees of the Board met a total of 11 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during Fiscal 2005, except for Dr. Hayes who had scheduling conflicts during two of the Board meetings and one of the four meetings of committees on which he served. The Board has adopted a policy under which each member of the Board is encouraged but not required to attend each annual meeting of our stockholders. At the time of our 2004 annual meeting of stockholders we had nine board members, eight of whom attended the 2004 meeting.

Audit Committee.    Our Audit Committee met five times during Fiscal 2005. This committee currently has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Wilson. Dale Stringfellow, Ph.D. also served on the audit committee during Fiscal 2005. Dr. Wilson was appointed to the audit committee in April 2005. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Attiyeh is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee.    Our Compensation Committee met three times during Fiscal 2005. This committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. Dr. Stringfellow also served on the Compensation Committee during Fiscal 2005. Dr. Henderson was appointed to the Compensation Committee in April 2005. Our Compensation Committee administers our stock plans and reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present. All members of the Compensation Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee.    Our Nominating and Governance Committee met three times during Fiscal 2005 and has three members, Dr. Wilson (Chairman), Dr. Hayes and Dr. Langer. This committee’s role is to evaluate and make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to develop and recommend to the Board corporate governance guidelines applicable to Myriad. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. For each annual meeting, the Nominating and Governance Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the Nominating and Governance Committee, care of Myriad’s Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•	name, address and telephone number of the recommending stockholder;

•	the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission, together with a statement of the length of time that the shares have been held); and

•	a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding Myriad; and

•	the contact information of the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board and to the governance of Myriad and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the Nominating and Governance Committee and interviewed if the committee chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

•	candidates should possess the highest personal and professional standards of integrity and ethical values;

•	candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•	candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•	candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•	candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•	candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including, governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•	candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

In addition, the Nominating and Governance Committee will also take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market.

A copy of the Nominating and Governance Committee’s written charter is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

Compensation Committee Interlocks and Insider Participation.    Our Compensation Committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. None of our executive officers is a member of the Compensation Committee, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3600. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108.

Compensation of Directors

We pay each non-employee director the following cash fees:

Annual retainer:	$25,000 (25% paid following each quarter of service)
$10,000 additional retainer for the Chairman of the Board and Chairman of the Audit Committee (25% paid following each quarter of service)

Attendance:	$3,000 for each Board meeting
$2,000 for each telephonic Board meeting
$2,000 for each Committee meeting or telephonic Committee meeting

All directors are reimbursed for their out-of pocket expenses incurred in attending meetings.

Directors who are not our employees or an employee of any of our affiliates are entitled to receive options under our 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”). The 2003 Plan provides for an automatic annual grant (on the date of our annual meeting of stockholders) to each non-employee director of a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date. In addition, it is our policy to grant a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date, to each new non-employee director upon initial election to the Board. Options granted under the 2003 Plan to non-employee directors vest in three equal installments beginning on the first anniversary of the date of grant, assuming continued membership on the Board. Options to purchase a total of one hundred five thousand 105,000 shares were granted to the following non-employee directors during Fiscal 2005:

Director	Options	Date of Grant
Robert S. Attiyeh	15,000 shares	November 11, 2004
Walter Gilbert, Ph.D.	15,000 shares	November 11, 2004
Arthur H. Hayes, Jr., M.D.	15,000 shares	November 11, 2004
John T. Henderson, M.D.	15,000 shares	November 11, 2004
Dennis H. Langer, M.D., J.D.	15,000 shares	November 11, 2004
Dale A. Stringfellow, Ph.D.	15,000 shares	November 11, 2004
Linda S. Wilson, Ph.D.	15,000 shares	November 11, 2004

In addition, on February 17, 2005, the Board granted an option to Dr. Stringfellow to purchase 15,000 shares of common stock, pursuant to the 2003 Plan. The option was granted at fair market value and was immediately exercisable. This grant was made in lieu of paying Dr. Stringfellow cash compensation that would be owed to Dr. Stringfellow for his service on the Board during Fiscal 2005, as detailed above.

Options granted during Fiscal 2005 to any named executive officers serving on the Board are reported under “Executive Compensation—Option Grants in Last Fiscal Year.”

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors.

Name	Age	Position
Gregory C. Critchfield, M.D.	53	President, Myriad Genetic Laboratories, Inc.

Adrian N. Hobden, Ph.D.	52	President, Myriad Pharmaceuticals, Inc.

William A. Hockett III	48	Executive Vice President of Corporate Communications

Jerry S. Lanchbury, Ph.D.	46	Executive Vice President Research

W. Wayne Laslie	60	Chief Operating Officer, Myriad Pharmaceuticals, Inc.

Richard M. Marsh, Esq.	47	Executive Vice President, General Counsel, Secretary

Jay M. Moyes	51	Chief Financial Officer, Treasurer

S. George Simon	44	Executive Vice President of Business Development

Gregory C. Critchfield, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Scientific Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

Adrian N. Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of Myriad, joined us in October 1998. Dr. Hobden previously served as Director, Global Biotechnology Ventures with Glaxo Wellcome Inc. During Dr. Hobden’s 17-year tenure with Glaxo, he held several senior management positions, including heading the Genetics, Molecular Science and Pharmacology Research Department before undertaking the directorship. Dr. Hobden received his Ph.D. from Leicester University in Microbiology/Molecular Biology and his B.A. in Biochemistry from Cambridge University.

William A. Hockett III, Executive Vice President of Corporate Communications, joined Myriad in September 1993, serving as Vice President of Marketing for Myriad Genetic Laboratories prior to assuming the head communications position. Over 19 years in the medical diagnostics industry, in research, sales and marketing roles, Mr. Hockett managed a diverse range of immunological products and services. He was most recently Marketing Manager for a line of over 120 products for Diagnostic Products Corporation in Los Angeles. Mr. Hockett received his B.A. in Biochemistry from the University of California, Santa Cruz.

Jerry S. Lanchbury, Ph.D., Executive Vice President Research, joined Myriad in September 2002. Dr. Lanchbury came to us from GKT School of Medicine, King’s College where he had served as Reader in Molecular Immunogenetics and Head of Molecular Immunogenetics Unit since 1997. Dr. Lanchbury earned his Ph.D. from the University of Newcastle upon Tyne and 1st Class Honours, BSc “Biology of Man & his Environment” degree from the University of Aston.

W. Wayne Laslie, Chief Operating Officer of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of Myriad, joined us in October 2004. Mr. Laslie came to us after working, beginning in 2003, as President and Chief Executive Officer of Cappharma Services, a global pharmaceutical marketing consulting firm. From 1998 until 2003 Mr. Laslie served as Executive Vice President of Otsuka America Pharmaceutical, Inc. Mr. Laslie has also worked in various positions with Aventis and Pfizer during his career. He received his Bachelor of Science degree in Biology from Georgia State University and earned his Master of Science in Microbiology from the University of Georgia.

Richard M. Marsh, Esq., Executive Vice President, General Counsel and Secretary since joining us in November 2002, previously served as Director of Intellectual Property (2001-2002), Acting General Counsel and Secretary (2000-2001), and Director of Commercial Legal Affairs (1998-2000) for Iomega Corporation. Mr. Marsh served as a partner with the law firm of Parsons, Behle & Latimer in Salt Lake City from 1989 to 1998. Mr. Marsh received his L.L.M.-Taxation degree from Georgetown University Law Center, his J.D. degree, Magna Cum Laude, from the Thomas M. Cooley Law School, and a B.S. degree in accounting from Brigham Young University, and is a Certified Public Accountant. Mr. Marsh currently serves on the board of several not-for-profit organizations.

Jay M. Moyes, has served as our Chief Financial Officer since June 1996. Mr. Moyes previously served as our Vice President of Finance from July 1993 until July 2005. From 1991 into 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is a Certified Public Accountant.

S. George Simon has served as Executive Vice President of Business Development since June 2000. Mr. Simon previously served as Vice President, Corporate Development with MorphGen Pharmaceuticals, Inc., a biopharmaceutical company working in musculoskeletal tissue repair, from 1999 through 2000. Prior to his time with MorphGen, Mr. Simon was Senior Director, Corporate Development for the VivoRx group of companies, which developed biotechnology and biopharmaceutical products in oncology and cell therapy, from 1994 through 1998. Mr. Simon received his Certificate in International Business Management from the University of California, Los Angeles and his B.S. Business Administration from California State University, Long Beach.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the three fiscal years ended June 30, 2005 to our Chief Executive Officer and each of our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2005.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Securities Underlying Options(#)	All Other Compensation (1)
Peter D. Meldrum President and Chief Executive Officer	2005 2004 2003	$ $ $	580,475 520,518 455,518	$ $ $	290,609 240,507 150,507	95,000 75,000 70,000	$ $ $	9,084 8,069 10,284

Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	2005 2004 2003	$ $ $	400,475 370,518 323,418	$ $ $	170,609 152,507 90,507	85,000 65,000 55,000	$ $ $	4,757 8,069 6,319

Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	2005 2004 2003	$ $ $	400,475 370,518 323,418	$ $ $	170,609 157,507 90,507	85,000 65,000 55,000	$ $ $	8,490 6,707 6,286

Jay M. Moyes Chief Financial Officer	2005 2004 2003	$ $ $	308,475 270,518 249,718	$ $ $	100,609 120,507 80,507	75,000 70,000 60,000	$ $ $	8,907 6,520 6,473

Mark H. Skolnick, Ph.D. Chief Scientific Officer	2005 2004 2003	$ $ $	326,672 273,170 278,781	$ $ $	105,609 105,507 90,507	60,000 65,000 60,000	$ $ $	9,911 5,873 6,127

(1)	All Other Compensation includes (i) the dollar value of premiums paid by us with respect to term life insurance for the benefit of each named executive officer and (ii) our matching contributions made under our 401(k) plan on behalf of each named executive officer. During the fiscal year ended June 30, 2005, we paid $84.36 of term life insurance premiums for each named executive officer with the balance of All Other Compensation resulting from our matching 401(k) plan contributions.

Option Grants in Last Fiscal Year

The following table shows grants of stock options that we made during the fiscal year ended June 30, 2005 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options	% of Total Options Granted to Employees in		Exercise Price		Expiration
Name	Granted (#) (1)(2)	Fiscal Year		($/Share)		Date	5%		10%
Peter D. Meldrum	45,000 50,000	2.82 3.13	% %	$ $	16.64 22.12	9/08/2014 2/17/2015	$ $	470,916 695,557	$ $	1,193,394 1,762,679
Gregory C. Critchfield, M.D.	40,000 45,000	2.50 2.82	% %	$ $	16.64 22.12	9/08/2014 2/17/2015	$ $	418,592 626,002	$ $	1,060,795 1,586,411
Adrian N. Hobden, Ph.D.	40,000 45,000	2.50 2.82	% %	$ $	16.64 22.12	9/08/2014 2/17/2015	$ $	418,592 626,002	$ $	1,060,795 1,586,411
Jay M. Moyes	40,000 35,000	2.50 2.19	% %	$ $	16.64 22.12	9/08/2014 2/17/2015	$ $	418,592 486,890	$ $	1,060,795 1,233,875
Mark H. Skolnick, Ph.D.	30,000 30,000	1.88 1.88	% %	$ $	16.64 22.12	9/08/2014 2/17/2015	$ $	313,944 417,334	$ $	795,596 1,057,607

(1)	The options were granted pursuant to our 2003 Plan. Options terminate ten years after the grant date, subject to earlier termination in accordance with our 2003 Plan and the applicable option agreement. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the closing price of the common stock on the Nasdaq Stock Market on the trading day immediately preceding the grant date.
(2)	Options became fully exercisable on April 14, 2005. Options to be issued after that date will accelerate upon a change of control of Myriad in accordance with the Executive Retention Agreements described below under “Employment Contracts, Termination of Employment and Change in Control Arrangements.”
(3)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information regarding exercises of options to purchase our common stock by each executive officer named in the Summary Compensation Table during the fiscal year ended June 30, 2005. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of June 30, 2005. The value of the unexercised in-the-money options at fiscal year end is based on a value of $15.56 per share, the closing price of our stock on the Nasdaq National Market System on June 30, 2005, less the per share exercise price.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End
			Exercisable	Unexercisable (2)	Exercisable	Unexercisable (2)
Peter D. Meldrum	18,739	$129,337	461,887	0	$622,886	—
Gregory C. Critchfield, M.D.	0	$0	439,778	0	$1,117,135	—
Adrian N. Hobden, Ph.D. (3)	5,024	$63,462	544,024	0	$2,243,094	—
Jay M. Moyes	5,500	$64,350	416,999	0	$865,128	—
Mark H. Skolnick	8,004	$97,881	531,996	0	$1,467,515	—

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2)	Effective April 14, 2005, the vesting for all outstanding unvested options was accelerated by the Board in an effort to reduce the impact to our financial statements of implementing option expensing as required by Financial Accounting Standard 123(R).
(3)	Does not include options to purchase 153 shares of the common stock of our wholly-owned subsidiary, Myriad Pharmaceuticals, Inc. These options were granted simultaneously with options granted pursuant to our 2002 Amended and Restated Stock Option Plan (the “2002 Plan”). If Dr. Hobden exercises the options granted under the 2002 Plan in whole or in part, a pro-rata number of the corresponding Myriad Pharmaceuticals, Inc. options will terminate. If Dr. Hobden exercises the Myriad Pharmaceuticals, Inc. options, in whole or in part, all of the outstanding corresponding options granted under the 2002 Plan will terminate as of the date of such exercise.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2005.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	7,364,358	$25.70	953,439
Equity compensation plans not approved by security holders	0	0.00	0

Total	7,364,358	$25.70	953,439

(1)	These plans consist of our 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”) and our Employee Stock Purchase Plan. Does not include the additional 1,700,000 shares under the 2003 Plan that would be available for issuance if proposal 2 is approved at the Annual Meeting.

Employment Contracts, Termination of Employment and Change in Control Arrangements

We entered into employment agreements with no defined term with Mr. Meldrum, Dr. Critchfield, Mr. Moyes and Dr. Skolnick in May 1993, July 1998, July 1993, and January 1994, respectively. Pursuant to each of these agreements, either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and will not compete with us during the term of employment.

We entered into an employment agreement with no defined term with Dr. Hobden in October 1998. Pursuant to the agreement, either party may terminate employment with or without cause, provided that Dr. Hobden must provide us with 30 days written notice. If we terminate Dr. Hobden without cause or if Dr. Hobden terminates his employment as a result of a reduction of his responsibilities after a change in control of Myriad, then we must pay Dr. Hobden’s salary for 12 months following termination. The employment agreement also provides that Dr. Hobden will not disclose any of our confidential information during and after employment and will not compete with us during the term of employment.

On February 17, 2005, we entered into an Executive Retention Agreement (the “Retention Agreement”) with each of the named executive officers. Under the terms of the Retention Agreement, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Myriad for “Good Reason” within 24 months of a “Change in Control” (each as defined in the Retention Agreement), the executive officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; (ii) an amount equal to three times the executive’s highest annual base salary and three times the executive’s highest annual bonus at Myriad during the three-year period prior to the Change in Control; (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Retention Agreement. In addition, upon the occurrence of a Change in Control, all of the executive’s stock options shall become fully vested.

Unless the terms of the Retention Agreement are either satisfied or expire on the date which is 24 months after a Change in Control, the Retention Agreement will continue in effect through December 31, 2015 and thereafter for one year terms unless we provide notice of non-renewal at least 90 days prior to the end of each term.

In addition, the options issued to each of our non-employee directors will become fully exercisable upon a change of control of Myriad pursuant to their terms.

On June 2, 2005, the Compensation Committee of the Board of Directors approved the 2006 fiscal year annual base salaries under the employment agreements with each of the named executive officers, effective July 1, 2005, as follows:

Name and Position	Fiscal 2006 Base Salary ($)
Peter D. Meldrum	615,000
Gregory C. Critchfield, M.D.	424,000
Adrian N. Hobden, Ph.D.	424,000
Jay M. Moyes	326,500
Mark H. Skolnick, Ph.D. (1)	445,000

(1)	Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on June 30, 2000 and ending on June 30, 2005 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Health Services Stock Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

	6/30/00	6/29/01	6/28/02	6/30/03	6/30/04	6/30/05
Myriad Genetics, Inc.	$100.00	$85.52	$27.47	$18.22	$20.15	$21.14
Nasdaq Stock Index (U.S.)	$100.00	$54.29	$36.99	$41.07	$51.76	$52.32
Nasdaq Health Services Stocks	$100.00	$142.70	$140.13	$147.52	$219.04	$276.79

Information used on the graph was obtained from the CRSP Total Return Indexes, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

This report is submitted by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee, which consists of Dr. Gilbert, Dr. Henderson and Dr. Langer, is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for fiscal year 2005 as they affected Mr. Meldrum, in his capacity as our President and Chief Executive Officer, and our other executive officers.

General Compensation Policy

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that will attract and retain superior talent and reward performance.

•	Support the achievement of desired Company performance.

•	Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on overall company performance and the achievement of management objectives; and (iii) long-term incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.

In considering compensation of our executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to us of various components of compensation. We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have a material effect on us. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee’s present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

Base Salary

The Compensation Committee reviews base salary levels for our executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to Myriad. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to their company. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel.

Annual Incentive Bonuses

Bonuses for executive officers of the Company are discretionary and are awarded on an annual basis by the Compensation Committee at fiscal year end. Bonus amounts are determined based upon overall Company performance together with a subjective review of the individual executive officer’s performance over the past fiscal year and achievement of management objectives or goals related to the executive officer’s areas of responsibility.

Long-term Incentive Compensation

Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of our common stock. The Compensation Committee believes that stock option participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

Chief Executive Officer Compensation

Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into our standard Employment Agreement as required of all our employees. Under this agreement, Mr. Meldrum received an annual base salary of $580,475 for the fiscal year ended June 30, 2005, and will be paid an annual base salary of $615,000 for the fiscal year ending June 30, 2006. This is consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. The Compensation Committee believes Mr. Meldrum has managed Myriad well in a challenging business climate and has continued to move it towards its long-term objectives. Consistent with this assessment, Mr. Meldrum was awarded a bonus of $290,609 for the fiscal year ending June 30, 2005.

We granted stock options to Mr. Meldrum to purchase 70,000 shares at a weighted average exercise price of $17.65 in fiscal 2003, 75,000 shares at a weighted average exercise price of $14.61 in fiscal 2004 and 95,000 shares at a weighted average exercise price of $19.52 in fiscal 2005. All such options had an exercise price equal to the fair market value of our common stock as of the date of grant. This option package is designed to align the interests of Mr. Meldrum with those of our stockholders with respect to short-term operating results and long term increases in the price of our stock. The grant of these options is consistent with the goals of our stock option program as a whole.

THE COMPENSATION COMMITTEE:

Dennis H. Langer, M.D., J.D., Chairman

Walter Gilbert, Ph.D.

John T. Henderson, M.D.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Wilson. Each of the members of the Audit Committee are independent directors who meet the independence and experience requirements of the Nasdaq Stock Market and the independence requirements of the Securities and Exchange Commission. The Audit Committee has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. This committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent auditors. In fulfilling its responsibilities for the financial statements for Fiscal 2005, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2005 with management and KPMG LLP, our independent registered public accountants;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Robert S. Attiyeh, Chairman

Walter Gilbert, Ph.D.

Linda S. Wilson, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% stockholders who did not file a Form 5 unless we have obtained a written statement that no filing is required or if we otherwise know that no Form 5 is required. For the fiscal year ended June 30, 2005, we received either a written statement from our directors, officers and 10% stockholders or know from other means that no Form 5’s were filed or were required to be filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions.

In April 2001, we announced the formation of Prolexys Pharmaceuticals, Inc. (formerly known as Myriad Proteomics, Inc.), a venture of which we own 49 percent, with Hitachi, Ltd., Oracle Corporation and Peter Friedli Corporate Finance AG. We received payments from Prolexys of $0 in fiscal 2005, $1,606,348 in fiscal 2004, and $1,980,883 in fiscal 2003 for the provision of administrative and research services under an Administrative Services Agreement and a Scientific Research Services Agreement entered into in connection with the formation of the venture. The following officers and directors have relationships with Prolexys: (1) Mr. Meldrum, our President and Chief Executive Officer and a Director, serves as a Director of Prolexys; (2) Dr. Gilbert, a Director, serves as the Chairman of the Board of Directors of Prolexys and beneficially owns less than 1% of Prolexys’ stock; (3) Dr. Skolnick, our Chief Scientific Officer and Director, serves as a Director of Prolexys. Dr. Gilbert receives a retainer of $60,000 per year from Prolexys for his services as Chairman of the Board. Mr. Meldrum and Dr. Skolnick do not receive compensation for their service with Prolexys. We reimburse each of these individuals for ordinary business expenses incurred during their service with Prolexys.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers, and every member of our Board of Directors. A copy of the Corporate Code of Conduct and Ethics is publicly available on the Investors-Corporate Governance section of our website at www.myriad.com. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market, Inc.

ELECTION OF DIRECTORS

(Notice Item 1)

The Board of Directors currently consists of eight members, classified into three classes as follows: Robert S. Attiyeh and John T. Henderson, M.D. constitute a class with a term ending in 2006 (the “Class I directors”); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending in 2007 (the “Class II directors”); and Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term which expires at the upcoming Annual Meeting (the “Class III directors”). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On September 14, 2005, the Board of Directors voted to nominate Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. for election at the Annual Meeting for a term of three years, to serve until the 2008 Annual Meeting of Stockholders, and until their successors have been elected and qualified. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as directors of Dr. Gilbert, Dr. Hayes and Dr. Langer. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. WALTER GILBERT, DR. ARTHUR H. HAYES, AND DR. DENNIS H. LANGER AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(Notice Item 2)

General

The Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”) was approved by our Board of Directors and stockholders in 2003. As of September 15, 2005, a total of 2,700,000 shares of common stock plus such additional shares as are represented by options previously granted under our 2002 Amended and Restated Stock Option Plan (the “2002 Plan”) which are cancelled or expire in the future are reserved for issuance under the 2003 Plan. As of September 15, 2005, options to purchase 3,224,973 shares of common stock are outstanding under the 2003 Plan. 34,525 shares have been issued upon the exercise of options granted under the 2003 Plan and 72,100 options remain available for issuance. As of September 15, 2005, options to purchase 4,741,881 shares of common stock are outstanding under the 2002 Plan. By its terms, the 2003 Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 14, 2005, the Board of Directors voted to approve an amendment to the 2003 Plan to increase the aggregate number of shares of common stock which may be offered under the Plan by an additional 1,700,000 shares. This amendment is being submitted for your approval to ensure continued qualification of the 2003 Plan under the rules of the Nasdaq Stock Market and in order to receive favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code.

Material Features of the 2003 Plan

The following paragraphs provide a summary of the principal features of our 2003 Plan and its operation.

The purpose of the 2003 Plan is to attract, retain and motivate employees, directors and consultants through the issuance of stock options and to encourage ownership of shares of common stock by our employees, directors and consultants. The 2003 Plan is administered by our Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee determines the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. The Compensation Committee may delegate part of its authority and powers under the 2003 Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of Myriad. All employees, directors and consultants of Myriad and its affiliates are eligible to participate in the 2003 Plan. As of September 1, 2005, we had 657 full-time equivalent employees.

Options granted under the 2003 Plan may be either (i) options intended to qualify as “incentive stock options” under Section 422 of the Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the 2003 Plan to employees of Myriad and its affiliates. Non-qualified stock options may be granted to consultants, directors and employees of Myriad and its affiliates. No participant may be granted, during any fiscal year, options to purchase more than 1,000,000 shares of common stock. The 2003 Plan also provides for the automatic grant annually of 15,000 non-qualified options to each of our non-employee directors. However, non-employee directors nominated pursuant to a contractual obligation are not entitled to such automatic grants. The automatic grant, which will be issued on the date of each annual stockholders’ meeting, has a ten-year term, has an exercise price equal to the fair market value of our common stock on the date of grant and vests one-third (1/3) per year, assuming continued membership on the Board. In addition, the option will become fully exercisable upon a change of control of Myriad or the death of the director.

The aggregate fair market value (determined at the time of grant) of shares issuable to a participant pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of Myriad may not exceed $100,000. Incentive stock options granted under the 2003 Plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2003 Plan may not be granted at an exercise price less than the fair market value of our common stock on the date of grant. An option granted under the 2003 Plan is exercisable, during the option holder’s lifetime, only by the option holder and is not transferable by him or her except (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Administrator and set forth in the applicable option agreement.

An option granted under the 2003 Plan cannot generally be exercised until it becomes vested. Except as set forth above for automatic director grants, the Compensation Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Compensation Committee. Options granted under the 2003 Plan expire at the times established by the Compensation Committee, but not later than 10 years after the grant date. However, incentive stock options granted under the 2003 Plan may not expire more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

In granting any non-qualified stock option, the Compensation Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Compensation Committee shall determine. Options granted under the 2003 Plan are generally exercisable after the termination of the option holder’s employment with us (other than by reason of death, disability or termination for cause as defined in the 2003 Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option’s specified expiration date or three months after such termination for incentive stock options and for non-qualified options, for the remainder of the life of the option. Generally, in the event of the option holder’s death, all incentive stock options and non-qualified stock options immediately vest and may be exercised by the option holder’s survivors at any time until the option’s specified expiration date. In the event of the option holder’s disability, incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of disability (plus a pro rata portion of the option if the option vests periodically), by the option holder at any time prior to the earlier of the option’s specified expiration date or one year from the date of the option holder’s disability for incentive stock options and for non-qualified stock options until the option’s specified expiration date. In the event of the option holder’s termination for cause, all outstanding and unexercised options are forfeited.

If the shares of our common stock shall be subdivided or combined into a greater or smaller number of shares or if we shall issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of an option granted under the 2003 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If we were to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise (an “Acquisition”), the Board of Directors or the board of directors of any entity assuming our obligations under the 2003 Plan (the “Successor Board”), shall, as to outstanding options under the 2003 Plan either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) over the exercise price thereof. In the event of a recapitalization or reorganization of Myriad (other than an Acquisition)

pursuant to which securities of Myriad or of another corporation are issued with respect to the outstanding shares of common stock, an option holder upon exercising an option under the 2003 Plan, shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization.

The 2003 Plan may be amended by our stockholders. The 2003 Plan may also be amended by the Board of Directors, provided that any amendment approved by the Board of Directors which is of a scope that requires stockholder approval as required by the rules of the Nasdaq Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval.

As of September 15, 2005, an aggregate of 4,741,881 shares were issuable upon the exercise of options outstanding under the 2003 Plan. On September 15, 2005, the closing market price per share of our common stock was $20.57, as reported by the Nasdaq National Market.

Federal Income Tax Considerations

The following is a description of certain United States federal income tax consequences of the issuance and exercise of options under our 2003 Plan:

Stock options granted under the 2003 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.    No taxable income is recognized by the option holder at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares on the date of exercise and the exercise price will be an item of tax preference includible in “alternative minimum taxable income.” The option holder will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the option holder has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the option holder will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or the amount realized on a disqualifying sale, if less) over the exercise price paid for those shares will be taxable as ordinary income to the option holder; any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

Non-Statutory Options.    No taxable income is recognized by an option holder upon the grant of a non-statutory option. The option holder will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

An option holder’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercise of a non-statutory option or the disqualifying disposition of an incentive stock option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2003 Plan.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE 2003 PLAN TO INCREASE BY 1,700,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 3)

The Audit Committee has appointed KPMG LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending June 30, 2006. The Board proposes that the stockholders ratify this appointment, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or Restated By-Laws. KPMG LLP audited our financial statements for the fiscal year ended June 30, 2005. We expect that representatives of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees charged to us by KPMG LLP for services rendered during the last two fiscal years:

Type of Fee	Fiscal Year Ended 6/30/05	Fiscal Year Ended 6/30/04
Audit Fees	$180,780	$78,000
Audit Related Fees	$12,700	$36,400
Tax Fees	$30,000	$29,798
All Other Fees	$0	$0

Total	$223,480	$144,198

Audit Fees—Fees for the audit of our annual financial statements included in our report on Form 10-K, audit of our internal controls, and reviews of our quarterly financial statements included in our reports on Form 10-Q.

Audit Related Fees—Fees for other audit related services including other SEC filings, comfort letters and consents.

Tax Fees—Fees for preparation and review of tax returns and tax consultations.

All Other Fees—We did not engage KPMG LLP to perform any other services other than those listed separately above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent public accountants.

If our stockholders ratify the selection of KPMG LLP, the Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the fiscal year ending June 30, 2006, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2006 (the “2006 Meeting”), we must receive stockholder proposals no later than June 15, 2006. To be considered for presentation at the 2006 Meeting, although not included in the proxy statement, proposals (including nominations) must be received no earlier than August 12, 2006 and no later than September 11, 2006. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2006 Meeting and we do not issue a public announcement naming the nominees and specifying the size of the increase by September 1, 2006, to be considered for presentation at the 2006 Meeting, although not included in the proxy statement, nominations must be received not later than the tenth day following the day on which such public announcement is made. Proposals not received in a timely manner will not be voted on at the Annual Meeting. If a proposal is received in a timely manner, the proxies that management solicits for the 2006 Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Secretary. All stockholder proposals should be marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Richard M. Marsh
Secretary

Salt Lake City, Utah

October 13, 2005

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2005 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: RICHARD M. MARSH, SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

MYRIAD GENETICS, INC.

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.’S

BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 13, 2005 in connection with the Annual Meeting to be held at 9:00 a.m., MST, on Thursday, November 10, 2005 at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108 and hereby appoints Peter D. Meldrum and Jay M. Moyes, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

SEE REVERSE SIDE FOR ALL PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Please mark, date and return this card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(SEE REVERSE SIDE)

Electronic Distribution

If you would like to receive future Myriad Genetics, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Please Detach and Mail in the Envelope Provided

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1.    Election of three Class III Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) for a three-year term.

Nominees:	Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D.

FOR                                             WITHHELD

☐                                                  ☐

☐

            For all nominees except as noted above.

2.    Proposal to amend the 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of common stock available for issuance thereunder by 1,700,000 shares.

FOR                        AGAINST                      ABSTAIN

☐                                           ☐                                   ☐

3.    Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2006.

FOR                        AGAINST                      ABSTAIN

☐                                           ☐                                   ☐

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR Proposals 1, 2, and 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                Signature:                                                                       Date:

                Signature:                                                                       Date:

NOTE:  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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